Exhibit 23.2

KPMG LLP

2755 Augustine Drive
Suite 701
Santa Clara, CA 95054

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 14, 2025, with respect to the consolidated financial statements of Veeco Instruments, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

Santa Clara, California
December 29, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

        KPMG International Limited, a private English company limited by guarantee.